Exhibit 99.1

Media Contact Robin Pence 703 682 6552
Investor Contact Ahmed Pasha 703 682 6451

AES REPORTS 2006 RESULTS
Full-Year Revenues and Net Cash from Operating Activities Each Up 12%
Provides 2007 Guidance
Completes Sale of its Venezuelan Subsidiary for $739 Million

Arlington, VA, May 23, 2007 — The AES Corporation (NYSE:AES) today reported fourth quarter and full-year 2006 results with both record annual revenues and net cash from operating activities.

2006 revenues totaled $12.3 billion, up 12% from $11 billion in 2005. Gross margin increased to $3.6 billion from $3.2 billion in 2005.  Due to the previously announced Brazil restructuring and an associated after-tax $512 million charge ($0.76 diluted earnings per share), income from continuing operations decreased to $286 million, or $0.43 diluted earnings per share.  This compares to income from continuing operations of $574 million, or $0.87 diluted earnings per share in 2005.  Adjusted earnings per share (a non-GAAP financial measure) increased to $1.14 and include $0.06 per share of favorable impacts from the Brazil restructuring. This compares to adjusted earnings per share of $0.84 in 2005.  Net cash from operating activities increased to $2.4 billion as compared to $2.2 billion in 2005 and free cash flow (a non-GAAP financial measure) remained at $1.5 billion in 2006.

During 2006, the Company increased its business development efforts in its core power business and its Alternative Energy group expanded its efforts to pursue strategic opportunities including greenhouse gas emissions offset projects, wind and other renewable generation initiatives.

The Company completed construction and began commercial operations of new generation plants in Spain and Chile totaling 1,325 MW and began construction of four new power plants, including two in Chile and one each in Bulgaria and Panama, totaling 1,312 MW. In May 2007, the Company expanded into Jordan and began construction of a 370 MW gas-fired plant, bringing the number of total MW in its core power business under construction worldwide to 1,682.

In the area of alternative energy, AES began commercial operation of its 121 MW Buffalo Gap wind facility in Texas, commenced construction on Buffalo Gap 2, an adjacent 233 MW wind facility, and acquired 73 MW of wind generation capacity in California.  The Company expanded its wind development pipeline outside of the United States to more than 1,300 MW through the acquisition of stakes in wind development businesses in France, Scotland and Bulgaria. The Company also established a climate change business that will develop greenhouse gas emissions offset projects in the United States and in selected countries in Asia, Europe and North Africa.

“2006 was another strong year for AES.  We met all of our financial targets for the year and are continuing to take steps to deliver strong long-term financial results,” said AES President and Chief Executive Officer Paul Hanrahan. “The appointment of Andrés Gluski as our new Chief Operating Officer brings additional focus to managing our core power business to deliver these results.  We are investing in the future by stepping up our spending in new business development in our core power sector as well as in new areas, such as alternative energy.”

C.A. La Electricidad de Caracas Sale

AES completed the previously announced sale of its interest in its subsidiary in Venezuela, C.A. La Electricidad de Caracas (EDC), consistent with its February 15, 2007 definitive sale agreement with Petróleos de Venezuela, S.A. (“PDVSA”), and received $739 million in proceeds from the sale on May 16, 2007.  As a result of signing this agreement, the Company concluded that a material impairment of its investment in EDC has occurred, which will be recorded in the first quarter ending March 31, 2007.  This material impairment represents the net realizable value of the Company’s investment in EDC defined as the current book value at December 31, 2006 less the estimated purchase price.  Management estimates that this pre-tax, non-cash charge will be in the range of $600 million to $650 million. As a result of this sale, the Company will report EDC as a discontinued business effective in the first quarter of 2007.

On March 16, 2007, AES received the equivalent of approximately $99 million in local currency as its share of EDC’s dividend. Under the terms of the sale agreement, this dividend will be converted into dollars at the official exchange rate within 90 days of the dividend payment date.

Fourth Quarter Results

Fourth quarter results were in line with the Company’s expectations. Revenues totaled $3.1 billion, up from $3.0 billion in the fourth quarter of 2005.  Due to increased spending to support business development activities, costs associated with strategic refinancing and restructuring initiatives in its Brazil and Panama businesses and the impact of certain maintenance activities in North America, quarter over prior year quarter earnings declined.  As a result, income from continuing operations was $46 million, or $0.07 diluted earnings per share, compared to $139 million, or $0.21 diluted earnings per share in the prior year.  Fourth quarter 2006 adjusted earnings per share (a non-GAAP financial measure) was $0.06 compared to $0.23 in the fourth quarter of 2005. Gross margin was $854 million, compared to $933 million during the same period in 2005.

Fourth Quarter 2006 Consolidated Highlights

•                  Revenue increased by $191 million to $3.1 billion, reflecting the consolidation of Itabo, a Dominican Republic business previously carried as an equity investment, higher prices and demand primarily in Latin America and Europe & Africa and favorable impacts of foreign currency translation.

•                  Gross margin decreased by $79 million to $854 million, primarily due to outages at various businesses in North America, an increase in certain costs at our utilities in Latin America, offset by favorable impacts of foreign currency translation.

•                  General and administrative expense increased $44 million to $125 million, largely from higher corporate overhead including spending related to business development projects in our Alternative Energy and Latin American businesses.

•                  Interest expense decreased by $55 million to $449 million, reflecting debt retirements and refinancings at various subsidiaries primarily within Latin America, including the retirement of $568 million in debt principal at Brasiliana in Brazil.

•                  Other expense increased by $101 million to $148 million, largely due to fees and deferred financing write-offs of $73 million related to the Brazil restructuring and $32 million related to the Panama subsidiary refinancing.

•                  The effective tax rate during the quarter was 27% as compared to 30% in 2005. This decrease was primarily due to favorable impacts from the Brazil restructuring.

•                  Net income for the fourth quarter was $51 million, or $0.08 diluted earnings per share, versus $140 million, or $0.21 diluted earnings per share in fourth quarter 2005.

•                  During the quarter, free cash flow decreased by $328 million to $258 million, primarily due to higher maintenance capex at certain businesses in Latin America and North America and lower net cash from operating activities.

Fourth Quarter 2006 Segment Highlights

To better reflect how AES manages its business, primarily on a geographic basis, the Company has realigned its reportable segments.  As of December 31, 2006, AES reports seven segments comprised of its generation and distribution businesses in Latin America, North America and Europe & Africa and generation businesses in Asia.

•                  Latin America Generation revenue increased by $143 million to $711 million, primarily due to the consolidation of Itabo in the Dominican Republic, and increased energy prices in Chile and Argentina. Gross margin increased by $42 million to $274 million, primarily due to increased sales at Tiete in Brazil and increased energy prices in Argentina.

•                  Latin America Utility revenue increased by $40 million to $1.3 billion as the positive impact of foreign currency translation was offset by a mandatory advance annual payment under an alternative energy efficiency program in Brazil.  Gross margin decreased by $79 million to $241 million, primarily due to increased fixed operating and maintenance costs and the impact of the advanced energy fund payment in Brazil and an increase in an EDC legal contingency.

•                  North America Generation revenue decreased by $48 million to $434 million, primarily due to planned outages and lower emission sales at AES Eastern Energy in New York and a planned outage at Merida III in Mexico, partially offset by a new contract at Deepwater in Texas, resulting in higher tariff rates.  Gross margin decreased by $44 million to $105 million, primarily due to the loss of revenue and increased maintenance costs for the quarter associated with the timing of outages at various plants including AES Eastern Energy in New York and Merida III in Mexico.

•                  North America Utility revenue increased by $12 million to $253 million and gross margin increased by $8 million to $65 million primarily due to higher wholesale revenues at IPL in Indiana.

•                  Europe & Africa Generation revenue increased by $72 million to $262 million, primarily due to favorable foreign currency gains, increased volume in Hungary and higher volume and prices in Kazakhstan. Gross margin increased by $20 million to $76 million, primarily due to higher revenues at Ekibastuz in Kazakhstan and lower costs at Ebute in Nigeria.

•                  Europe & Africa Utility revenue increased by $6 million to $151 million, primarily due to foreign currency translation gains. Gross margin decreased by $25 million to $17 million due to higher bad debt expense and administrative costs at SONEL in Cameroon.

•                  Asia Generation revenue remained at $188 million as higher dispatch in Pakistan was offset by lower volumes in Sri Lanka. Gross margin decreased by $13 million to $57 million, primarily due to a regulatory fee accrual in China and higher variable costs in Pakistan.

2007 Financial Guidance

In 2007 and beyond, the Company will expand its business development efforts to capitalize on growing global demand for power and will pursue attractive opportunities in adjacent markets such as alternative energy.  The Company will also devote additional resources to further strengthen its global finance organization through training and staffing initiatives.

As noted above, the Company sold its ownership interest in its Venezuelan subsidiary, EDC, in early 2007. During 2006, EDC contributed diluted earnings per share of $0.17 and adjusted earnings per share of $0.16. During the same period, EDC contributed net cash from operating activities, free cash flow and subsidiary distributions of $261 million, $191 million and $100 million respectively.

AES expects 2007 diluted earnings per share from continuing operations of $1.04 and adjusted earnings per share of $1.07. As noted above, this guidance excludes any earnings contribution from EDC, as it is expected to be reported as a discontinued business in the first quarter 2007.  On the same basis, it expects net cash from operating activities of $2.2 billion to $2.3 billion, free cash flow of $1.2 billion to $1.4 billion and subsidiary distributions of $1.1 billion (including EDC). The guidance for the year reflects incremental costs associated with increased levels of business development and a further strengthening of the Company’s global finance organization.

The Company plans to provide its long-term financial guidance through 2011 on a conference call Friday, May 25, 2007 at 9:00 a.m. Eastern Daylight Time (EDT).  Conference call details follow below.

Restatement Summary

The Company has completed the restatement of its previously issued financial statements through its filing of the Form 10-K for the year ended December 31, 2006. The cumulative restatement impact for all prior periods through the third quarter of 2006 resulted in a decrease to previously reported net income of approximately $43 million. Many of these adjustments were the result of additional efforts focused by the Company on its remediation of its previously identified material weaknesses. The restatement did not materially impact any of the prior periods presented.

Remediation of Material Weaknesses

During 2006, the Company continued execution of its program to remediate the material weaknesses in internal control over financial reporting that were previously identified and reported in the Company’s 2005 Form 10-K.  Two of the five material weaknesses  reported in the 2005 Form 10-K were effectively remediated in 2006.

Partly as a result of the increased scrutiny the Company has placed on disclosure controls and work performed by additional finance personnel hired during 2006, the Company identified five additional material weaknesses in internal control over financial reporting which existed in prior periods but had not been identified or reported in the Company’s 2005 Form 10-K.  Two of these five newly identified material weaknesses were effectively remediated within 2006 and a third was effectively remediated prior to the filing of the 2006 Form 10-K.

Throughout 2007, the Company is committed to its continual improvement program including execution of the final steps in the remediation plans for its three remaining previously identified material weaknesses, as well as execution of remediation plans for its two remaining newly identified material weaknesses.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of adjusted earnings per share and free cash flow and reconciliations to the most comparable GAAP financial measure and 2007 Financial Guidance for a reconciliation of expected 2007 income from continuing operations and adjusted earnings per share.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2007 Financial Guidance.

Conference Call Information

AES will host a conference call Friday, May 25, 2007 at 9:00 a.m. Eastern Daylight Time (EDT). The call may be accessed via a live webcast which will be available at www.aes.com or by telephone in listen-only mode at 1+866-406-5369. International callers should dial 1+973-582-2847. Please call at least ten minutes before the scheduled start time. You will be requested to provide your name and affiliation. The AES Financial Review presentation will be available prior to the call at www.aes.com on the home page and also by selecting “Investor Information” and then “Quarterly Financial Results.”

A telephonic replay will be available at approximately 12:00pm EDT by dialing 1+877-519-4471 or 1+973-341-3080 for international callers. The system will ask for a reservation number; please enter 8836584 followed by the pound key (#). The telephonic replay will be available until Friday, June 15, 2007. A webcast replay, as well as a replay in downloadable .mp3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

AES is one of the world’s largest global power companies, with 2006 revenues of $12.3 billion.  With operations in 27 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide.  Our 13 utilities amass annual sales of over 73,000 GWh and our 121 generation facilities have the capacity to generate approximately 40,000 megawatts.  Our global workforce of 32,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2006 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions, except per share amounts)	2006	2005	2006	2005
		(Restated)		(Restated)

Revenues	$3,147	$2,956	$12,299	$11,021
Cost of sales	(2,293)	(2,023)	(8,668)	(7,822)
GROSS MARGIN	854	933	3,631	3,199

General and administrative expenses	(125)	(81)	(305)	(225)

OPERATING INCOME	729	852	3,326	2,974

Interest expense	(449)	(504)	(1,802)	(1,893)
Interest income	113	112	443	395
Other expense	(148)	(47)	(308)	(132)
Other income	39	30	115	171
Gain on sale of investments	—	—	98	—
Loss on sale of subsidiary stock	(3)	—	(539)	—
Asset impairment expense	(13)	(4)	(29)	(16)
Foreign currency transaction losses on net monetary position	(8)	(46)	(77)	(101)
Equity in earnings of affiliates	7	9	72	70
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	267	402	1,299	1,468

Income tax expense	(71)	(122)	(403)	(525)
Minority interest expense	(150)	(141)	(610)	(369)
INCOME FROM CONTINUING OPERATIONS	46	139	286	574

Income from operations of discontinued businesses, net of tax	3	4	11	34
Gain (loss) on sale of discontinued business, net of tax	2	—	(57)	—
Extraordinary item, net of tax	—	—	21	—
Cumulative effect of change in accounting principle, net of tax	—	(3)	—	(3)
NET INCOME	$51	$140	$261	$605

DILUTED EARNINGS PER SHARE
Income from continuing operations	$0.07	$0.21	$0.43	$0.87
Discontinued operations	0.01	0.01	(0.07)	0.05
Extraordinary items	—	—	0.03	—
Cumulative effect of change in accounting principle	—	(0.01)	—	(0.01)
DILUTED EARNINGS PER SHARE	$0.08	$0.21	$0.39	$0.91

Diluted weighted average shares outstanding (in millions)	670	661	672	665

THE AES CORPORATION
SEGMENT INFORMATION (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2006	2005	2006	2005
		(Restated)		(Restated)
REVENUES
Latin America Utilities	$1,341	$1,301	$5,246	$4,796
Latin America Generation	711	568	2,616	2,145
North America Utilities	253	241	1,032	951
North America Generation	434	482	1,900	1,809
Europe & Africa Utilities	151	145	571	505
Europe & Africa Generation	262	190	852	735
Asia Generation	188	188	840	642
Corp/Other & eliminations	(193)	(159)	(758)	(562)

Total revenues	$3,147	$2,956	$12,299	$11,021

GROSS MARGIN
Latin America Utilities	$241	$320	$1,071	$834
Latin America Generation	274	232	1,054	857
North America Utilities	65	57	277	301
North America Generation	105	149	556	590
Europe & Africa Utilities	17	42	112	112
Europe & Africa Generation	76	56	249	186
Asia Generation	57	70	255	284
Corp/Other & eliminations	19	7	57	35

Total gross margin	$854	$933	$3,631	$3,199

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST
Latin America Utilities	$153	$212	$147	$514
Latin America Generation	151	129	808	583
North America Utilities	35	26	159	185
North America Generation	33	78	372	347
Europe & Africa Utilities	11	42	98	99
Europe & Africa Generation	58	44	218	145
Asia Generation	33	48	191	216
Corp/Other & eliminations	(207)	(177)	(694)	(621)

Total income before income taxes and minority interest	$267	$402	$1,299	$1,468

THE AES CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	Year Ended December 31,
($ in millions, except shares and par value)	2006	2005
		(Restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,575	$1,321
Restricted cash	548	477
Short term investments	640	199
Accounts receivable, net of reserves of $239 and $276, respectively	1,903	1,648
Inventory	518	457
Receivable from affiliates	81	73
Deferred income taxes - current	213	270
Prepaid expenses	113	119
Other current assets	943	688
Current assets of held for sale and discontinued businesses	31	35
Total current assets	6,565	5,287

PROPERTY, PLANT AND EQUIPMENT
Land	950	860
Electric generation and distribution assets	23,990	22,301
Accumulated depreciation	(6,979)	(5,975)
Construction in progress	1,113	847
Property, plant and equipment, net	19,074	18,033

OTHER ASSETS
Deferred financing costs, net of accumulated amortization of $191 and $219, respectively	285	275
Investment in and advances to affiliates	596	665
Debt service reserves and other deposits	524	546
Goodwill, net	1,419	1,413
Other intangible assets, net of accumulated amortization of $203 and $155, respectively	305	284
Deferred income taxes - noncurrent	663	783
Noncurrent assets of held for sale and discontinued businesses	105	265
Other assets	1,627	1,409
Total other assets	5,524	5,640
TOTAL ASSETS	$31,163	$28,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$892	$1,091
Accrued interest	412	380
Accrued and other liabilities	2,227	2,107
Current liabilities of held for sale and discontinued businesses	45	51
Recourse debt - current portion	—	200
Non-recourse debt - current portion	1,453	1,447
Total current liabilities	5,029	5,276

LONG-TERM LIABILITIES
Non-recourse debt	10,102	10,638
Recourse debt	4,790	4,682
Deferred income taxes - noncurrent	790	777
Pension liabilities and other post-retirement liabilities	883	865
Long-term liabilities of held for sale and discontinued businesses	62	136
Other long-term liabilities	3,371	3,334
Total long-term liabilities	19,998	20,432

Minority Interest (including discontinued operations of $8 and $7, respectively)	3,100	1,626

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 665,126,309 and
655,882,836 shares issued and outstanding, respectively)	7	7
Additional paid-in capital	6,654	6,561
Accumulated deficit	(1,025)	(1,286)
Accumulated other comprehensive loss	(2,600)	(3,656)
Total stockholders’ equity	3,036	1,626
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,163	$28,960

THE AES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Year Ended December 31,
($ in millions)	2006	2005
		(Restated)
OPERATING ACTIVITIES
Net income	$261	$605
Adjustments to net income:
Depreciation and amortization - continuing and discontinued operations	933	864
Loss from sale of investments and goodwill and asset impairment expense	491	49
Loss on disposal and impairment write-down associated with discontinued operations	62	—
Provision for deferred taxes	(37)	135
Minority interest expense	611	373
Contingencies	173	(10)
Loss on the extinguishment of debt	148	1
Other	58	132
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	84	(29)
Increase in inventory	(24)	(70)
Decrease in prepaid expenses and other current assets	8	94
Decrease in other assets	165	84
Decrease in accounts payable and accrued liabilities	(400)	(119)
(Decrease) increase in other liabilities	(122)	45
Net cash provided by operating activities	2,411	2,154

INVESTING ACTIVITIES
Capital expenditures	(1,460)	(826)
Acquisitions, net of cash acquired	(19)	(85)
Proceeds from the sale of business	898	22
Proceeds from the sales of assets	24	26
Sale of short-term investments	2,011	1,499
Purchase of short-term investments	(2,359)	(1,345)
(Increase) decrease in restricted cash	(8)	94
Purchase of emission allowances	(77)	(19)
Proceeds from the sale of of emisson allowances	82	42
Decrease (increase) in debt service reserves and other assets	46	(100)
Purchase of long-term available-for-sale securities	(52)	—
Other investing	12	31
Net cash used in investing activities	(902)	(661)

FINANCING ACTIVITIES
Borrowings under the revolving credit facilities, net	72	53
Issuance of recourse debt	—	5
Issuance of non-recourse debt	3,097	1,710
Repayments of recourse debt	(150)	(259)
Repayments of non-recourse debt	(4,059)	(2,651)
Payments for deferred financing costs	(86)	(21)
Distributions to minority interests	(335)	(186)
Contributions from minority interests	125	1
Issuance of common stock	78	26
Financed capital expenditures	(52)	(1)
Other financing	(7)	(16)
Net cash used in financing activities	(1,317)	(1,339)
Effect of exchange rate changes on cash	62	13

Total increase in cash and cash equivalents	254	167
Cash and cash equivalents, beginning	1,321	1,154
Cash and cash equivalents, ending	$1,575	$1,321

THE AES CORPORATION
NON-GAAP MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions, except per share amounts)	2006	2005	2006	2005
		(Restated)		(Restated)

Diluted EPS From Continuing Operations	$0.07	$0.21	$0.43	$0.87

FAS 133 Mark to Market (Gains)/Losses	—	—	—	—
Currency Transaction (Gains)/Losses	(0.01)	0.02	(0.01)	(0.03)
Net Asset (Gains)/Losses and Impairments	—	—	0.69	—
Debt Retirement (Gains)/Losses	—	—	0.03	—

Adjusted Earnings Per Share (1)	$0.06	$0.23	$1.14	$0.84

Capital Expenditures

Maintenance Capital Expenditures	$292	$100	$867	$635
Growth Capital Expenditures	176	165	645	192

Capital Expenditures	$468	$265	$1,512	$827

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$550	$686	$2,411	$2,154
Less: Maintenance Capital Expenditures	292	100	867	635

Free Cash Flow (2)	$258	$586	$1,544	$1,519

(1)             Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark to market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil, Venezuela, and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of recourse debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance.  Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency transaction gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of corporate debt.

(2)             Results exclude businesses placed in discontinued operations effective June 30, 2006.  Free cash flow (a non-GAAP measure) is defined as net cash from operating activities less maintenance capital expenditures. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

THE AES CORPORATION
PARENT FINANCIAL INFORMATION

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
	December 31,	September 30,	June 30,	March 31,
Total subsidiary distributions & returns of capital to Parent	2006	2006	2006	2006
	Actual	Actual	Actual	Actual

Subsidiary distributions(1) to Parent	$971	$1,014	$937	$930

Returns of capital distributions to Parent	72	68	34	55

Total subsidiary distributions & returns of capital to parent	$1,043	$1,082	$971	$985

Parent only data: quarterly

($ in millions)

	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
	Actual	Actual	Actual	Actual

Subsidiary distributions to Parent	$311	$352	$177	$132

Returns of capital distributions to Parent	9	34	29	—

Total subsidiary distributions & returns of capital to Parent	$320	$386	$206	$132

Liquidity(3)

($ in millions)

	Balance at
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
	Actual	Actual	Actual	Actual

Cash at Parent	$237	$172	$71	$148
Availability under revolver	889	764	567	898
Cash at QHCs(2)	20	37	7	17
Ending liquidity	$1,146	$973	$645	$1,063

(1)             Subsidiary Distributions (a non-GAAP financial measure) is defined as cash distributions (primarily dividends and interest income) from subsidiary companies to the parent company and qualified holding companies. These cash flows are the source of cash flow to the parent.

(2)             The cash held at qualifying holding companies (QHCs) (a non-GAAP financial measure) represents cash sent to subsidiaries of the company domiciled outside of the US.  Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent).  Cash at those subsidiaries was used for investment and related activities outside of the US.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US.  Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

(3)             AES believes that unconsolidated parent company liquidity (a non-GAAP financial measure) is important to the liquidity position of AES as a parent company because of the non-recourse nature of most of AES’s  indebtedness.

THE AES CORPORATION
2007 FINANCIAL GUIDANCE ELEMENTS

2007 Guidance
Income Statement Elements

Revenue Growth (% change vs. prior year)	2.0% to 2.5%

Gross Margin	$3.5 to 3.6 billion

Income Before Tax and Minority Interest	$2.0 to 2.1 billion

Diluted Earnings Per Share From Continuing Operations	$1.04

Adjusted Earnings Per Share Factors(1)	$0.03

Adjusted Earnings Per Share(1)	$1.07

Cash Flow Elements

Net Cash From Operating Activities	$2.2 to 2.3 billion

Maintenance Capital Expenditures	$0.9 to 1.0 billion

Free Cash Flow(2)	$1.2 to 1.4 billion

Subsidiary Distributions(3)	$1.1 billion (including EDC)

Foreign Currency Sensitivity (annual)	10% currency move = app. $0.06 per diluted share

Interest Rate Sensitivity (annual)	1% rate move = app. $0.02 per diluted share

Exchange Rate Assumptions (annual average)
—Brazil Real	2.02 / $
—Euro	0.74 / $
—Argentina Peso	3.09 / $

Note: Guidance assumes Eden and EDC are included in discontinued operations until sold.

(1)             Non-GAAP measure.  See 2006 Non-GAAP Financial Measures Note 1.

(2)             Non-GAAP measure. See 2006 Non-GAAP Financial Measures Note 2. Maintenance capital expenditures reflect total capital expenditures of $2.3 to $2.5 billion less growth capital expenditures of $1.4 to $1.5 billion, including certain growth projects not yet awarded.

(3)             Non-GAAP measure. See 2006 Parent Financial Information Note 1.